Exhibit 99.2

Bowman Consulting Group Announces Addition of Ray Vicks to Board of Directors

Reston, Va., May 12, 2022 (BUSINESS WIRE) – Bowman Consulting Group Ltd. (Nasdaq: BWMN) (“Bowman” or the “Company”), a national engineering services firm supporting owners and developers of the built environment, today announced it increased the size of its board of directors and appointed Ray Vicks as an independent director, effective May 11, 2022.

“Ray is a seasoned executive and financial expert with more than forty years of experience working with companies like Bowman”, said Gary Bowman, Chair and CEO of Bowman. “Ray’s voice will no doubt be a valuable addition to the governance and oversight of the company. As we continue to execute on our strategic growth plan, I am confident that Ray’s insights and knowledge will positively impact our success. I am thrilled to be welcoming Ray on behalf of everyone at Bowman.”

Vicks spent more than 33 years in public accounting, including sixteen years as a partner at PricewaterhouseCoopers (PwC), where he focused on the external audit and advisory risk management practice areas. Vicks is a qualified financial expert and CPA with broad experience in multiple industries. He served as senior vice president and chief financial officer for the HSC Healthcare System, a Washington, D.C.-based integrated healthcare organization. He currently serves on the boards of directors and audit committees of Tenable, a Nasdaq-listed cyber exposure company (TENB) and Access Clinical Partners, LLC. In December 2021, Vicks was appointed to serve a five-year term as a member of the Federal Accounting Standards Advisory Board beginning July 1, 2022. Prior to these appointments, Vicks served on the boards of directors of multiple organizations, including CareFirst Blue Cross Blue Shield, where he was chairman of the audit and compliance committee and member of the finance and executive committees; National Association of Corporate Directors (NACD) Capital Area Chapter, where he served as treasurer; and Take Stock in Children Manatee, where he served as treasurer. Vicks earned a bachelor’s in accounting from Virginia Tech.

“I’m excited to be joining this board and to be working with such a dynamic, growth-oriented executive management team,” said Vicks. “The amount of investment that will be going into infrastructure over the next few years positions Bowman to be very successful in executing its strategic initiatives with respect to growth. I look forward to helping the company realize its goals and deliver increasing value to the shareholders.”

The board accepted the resignation of Dan Lefaivre as a director effective immediately after the filing of the Company’s 10-Q. Mr. Vicks will assume the role of Chair of the board’s audit committee and will become a member of the board’s nominating and governance committee.

About Bowman Consulting Group Ltd.

Headquartered in Reston, Virginia, Bowman is an established professional services firm delivering innovative engineering solutions to customers who own, develop, and maintain the built environment. With over 1,400 employees in more than 60 offices throughout the United States, Bowman provides a variety of planning, engineering, construction management, commissioning, environmental consulting, geomatics, survey, land procurement and other technical services to customers operating in a diverse set of regulated end markets. For more information, visit bowman.com or investors.bowman.com.

Investor Relations Contacts:

Bruce Labovitz                  Megan McGrath

ir@bowman.com               mmcgrath@finprofiles.com

(703) 787-3403                 (310) 622-8248